Exhibit 16

FRIEDMAN LLP
ACCOUNTANTS AND ADVISORS

June 29, 2010

U.S. Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Re: Midnight Candle Company

Dear Sir/Madam:

We have read the statements of Midnight Candle Company pertaining to our firm included under Item 4.01 of Form 8-K to be filed June 29, 2010 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Friedman LLP